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                         ARTICLES OF INCORPORATION          EXHIBIT 3(i)
                                          OF
                                    N-S SUB, INC.



                                      ARTICLE I.

     Name

         The name of the Corporation is N-S Sub, Inc., a Corporation formed under the Indiana Business Corporation Law.


                                     ARTICLE II.

     Purposes

         The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on are to engage in the business of buying, selling, manufacturing, fabricating, and dealing in all kinds, forms and combinations of iron, steel, wire, wire cable, wire goods, metal, metal parts and goods, wood parts and goods, leather parts and goods, rubber parts and goods, and any form or combination of any or all of the several named materials, and in the products of iron, steel, wire, wood, leather, rubber and other materials of any type or either or any of them; to plate, coat and treat metal products; and to conduct a general manufacturing, merchandising supply and specialty business including the manufacture and sale of machinery, machinery tools, ovens, and equipment made in whole or in part from any and/or all of said materials or any combination thereof, and to engage in the transactions of any lawful business for which corporations incorporated under Indiana law may now or hereafter engage in.


                                     ARTICLE III.

     Terms of Existence

         The existence of the Corporation is to be perpetual.


                                     ARTICLE IV.

     Registered Office and Registered Agent

         The post office address of the initial registered office of the Corporation is One North Capitol, Indianapolis, Indiana 46204; and the name of its initial Registered Agent at that office is CT Corporation System.













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                                      ARTICLE V.

     Capital Stock

         The total number of shares into which the authorized capital stock of the Corporation is divided is Twenty-Five Million Six Hundred Thousand Shares (25,600,000) consisting of Twenty-Five Million (25,000,000) shares of Common Stock, par value $ .01 per share (hereinafter called Common Stock) and Six Hundred Thousand (600,000) shares of Preferred Stock, par value $1.00 per share (hereinafter called Preferred Stock).


                                     ARTICLE VI.
     Terms of Capital Stock

         The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences and rights of the stock, and the qualifications, limitations and restrictions thereof:

     Section 1

         (a) The Preferred Stock shall be issued from time to time in one or more series, and the series shall be known and designated by the appropriate designations as may be stated and expressed in the resolution or resolutions providing for the issue of the stock of whatever series adopted by the Board of Directors from time to time, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Indiana in order to make the same effective. Each series shall consist of the number of shares stated and expressed in the resolution or resolutions providing for the issue of the stock of the series together with the additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. All shares of any one series of the Preferred Stock shall be alike in every particular except that shares issued at different times may accumulate dividends from different dates. The Board of Directors shall have power and authority to state and determine, in the resolution or resolutions providing for the issue of each series of Preferred Stock, the number of shares of each series authorized to be issued, the voting powers (if any) and the designations, preferences and relative, participating, optional or other rights appertaining to each series, and the qualifications, limitations or restrictions thereof [including, but not by way of limitation, full power and authority to determine as to the Preferred Stock of each series, the rate or rates of dividends payable thereon, the times of payment of the dividends, the prices and manner upon

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              which the same may be redeemed, the amount or amounts payable thereon in the event of liquidation, dissolution or winding up of the Corporation, and the rights (if any) to convert the same into, and/or to purchase stock of any other class or series]. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to the series shall no longer constitute part thereof and may assign the unissued shares to an existing or newly created series.

         (b) The foregoing provisions of this paragraph 1 with respect to the creation or issuance of series of Preferred Stock shall be subject to any additional conditions with respect thereto which may be contained in any resolutions then in effect which shall have theretofore been adopted in accordance with the foregoing provisions of this paragraph 1 with respect to any then outstanding series of Preferred Stock.

     Section 2

         All shares of Preferred Stock shall have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations or restrictions, without distinction as between series, except as provided herein or in resolutions of the directors pursuant to paragraph 1 above.

     Section 3

         The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any legally available funds of the Corporation, dividends at the rates and at payment dates as may be fixed by resolution of the Board of Directors for the shares of each series of the Preferred Stock established in accordance with paragraph 1 above. The holders of Preferred Stock shall not be entitled to receive any dividends over and above the dividends so fixed.
     If any dividends are paid on any of the Preferred Stock at any time, in an aggregate amount less than the total dividends then accumulated and payable on all of the Preferred Stock then outstanding, the amount to be distributed shall be paid on each series of Preferred Stock in the proportions that the dividends then accumulated and payable on each series bears to the total dividends then accumulated and payable on all outstanding Preferred Stock.

     Section 4

         At any time after all preferential dividends on the Preferred Stock for all previous dividend payment periods shall have been paid or declared and set apart for payment, the Board of Directors may (subject to any

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     conditions with respect thereto that may be contained in any then effective resolutions adopted in accordance with the provisions of paragraph 1 hereof) declare dividends on the Common Stock out of any legally available funds.

     Section 5

         In the event of any liquidation, dissolution or winding up of the Corporation or any distribution of its assets, whether voluntary or involuntary, the holders of the outstanding Preferred Stock of each series shall be entitled to receive out of the assets of the Corporation, before any payment or distribution is made out of said assets to the holders of the Common Stock, the amount as is determined by resolution establishing said series in accordance with paragraph 1 above, together with an additional amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to the date payment is made available to the holders of Preferred Stock, without preference or priority of any series over any other series. If less than the full amounts are paid or set apart for payment to holders of Preferred Stock, any amount so paid or payable shall be paid on each series of Preferred Stock in proportion to the respective amounts payable to each of the series in full payment. After payment or the setting apart for payment to the holders of each series of Preferred Stock of the preferential amounts so payable to them, all the remaining assets of the Corporation shall belong to and be distributable pro rata to the holders of Common Stock.

     Section 6

         (a) The holders of the Common Stock of the Corporation shall be entitled to one vote for each share at any meeting of the shareholders of the Corporation.

         (b) The Preferred Stock shall have no voting rights and shall have no right to receive notice of any meetings except as required by law or expressly provided in the resolution establishing any series thereof.


                                     ARTICLE VII.

     Preemptive Rights

         No holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any securities convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized, provided, however, that no provision of this Certificate of

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     Incorporation shall be deemed to deny to the Board of Directors the right, in its discretion, to grant to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities of the Corporation now or hereafter authorized, at the prices and upon the other terms and conditions as the Board of Directors, in its discretion, may fix.


                                    ARTICLE VIII.

                              Data Respecting Directors

     Section 1

         The maximum number of directors shall be fifteen (15). The exact number of directors, but not less than three (3) nor more than fifteen
     (15), may within the limits specified by this Article Eight increase or decrease from time to time by resolution duly adopted by a majority of the directors then in office.

     Section 2

         The Board of Directors shall be divided into three classes as nearly equal as may be, with the term of office of one class expiring each year. The term of office of directors of the first class shall expire at the third annual meeting of shareholders next ensuing this classification; the term of office of directors of the second class shall expire at the second annual meeting of shareholders next ensuing this classification; and the term of office of directors of the third class shall expire at the annual meeting of shareholders next ensuing this classification. At each annual meeting of the shareholders, directors of the class whose term then expires shall be elected for a full term of three years to succeed the directors of the class, so that the term of office of the directors of one class shall expire in each year; provided that nothing herein shall be construed to prevent (i) the election of a director to succeed himself, or (ii) the election of a director for the remainder of an unexpired term in the class of directors to which he is elected.

     Section 3

         Directors need not be shareholders of the Corporation.








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                                     ARTICLE IX.

                        Name and Address of each Incorporator

     The names and addresses of the Incorporators are as follows:

     Name                     Number and Street         City          State
     Michael B. Savitske      710 Riverside Court       South Bend    Indiana

     R. J. VanSteelandt, Jr.  1605 Echo Valley Drive    Niles         Michigan


                                      ARTICLE X.

      Provision for Regulation of Business and Conduct of Affairs of Corporation

     Section 1

         The Board of Directors of this Corporation shall have power, and is hereby authorized, to fix and determine the price at which, or the consideration for which, the shares of stock of this Corporation may from time to time be issued, and the shares of stock may be issued for the consideration therefor fixed from time to time by the Board of Directors.

     Section 2

         If and whenever the provisions of IC 23-1-42 apply to this Corporation, it is authorized to redeem its securities pursuant to IC 23-1-42-10.

     Section 3

         This Corporation reserves the right to take advantage of the provisions of any amendment to The Indiana Business Corporation Law, or of any new law applicable or relating to corporations formed, organized under, or which have accepted the provisions of the law now in force which may hereafter be enacted, and all rights granted and conferred on the shareholders of this Corporation are granted and conferred subject to this reservation.


                                     ARTICLE XI.
     Amendments

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.



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             /s/ Michael B. Savitske
         Michael B. Savitske



           /s/ R. J. VanSteelandt, Jr.
         R. J. VanSteelandt, Jr.







































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